Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-107307, 333-107306, 333-123701, and 333-123704) of our reports dated March 15, 2007, with respect to the consolidated financial statements and schedule of BioScrip, Inc., BioScrip, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of BioScrip, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

Minneapolis, Minnesota	/s/ Ernst & Young LLP
March 15, 2007